Independent Auditors' Consent





The Board of Directors and Shareholders
Base Ten Systems, Inc.
Trenton, New Jersey 08619

We consent to the incorporation by reference in the Registration Statements No. 33-89712, No. 33-60454, No. 33-55752, No. 333-00721; No. 333-21925, No.
333-59881,  No.  333-59883,  No.  333-59885,  No.  333-81493,  No. 333-81495 and
Amendment No. 1 to Registration Statement No. 2-84451 of Base Ten Systems, Inc. and Subsidiaries on Form S-8 and the Registration Statement No. 33-89710, No. 333-00719, No. 333-06317, No. 333-21923, No. 333-31335, No. 333-34159, No.
333-46095 and No. 333-70535 of Base Ten Systems, Inc. and Subsidiaries on Form S-3 of our report dated February 6, 1998, appearing in this annual report on Form 10-K of Base Ten Systems, Inc. and Subsidiaries for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP
Parsippany, New Jersey
April 11, 2000